UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 14, 2008

BLACKHAWK CAPITAL GROUP BDC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	814-00678 (Commission File Number)	20-1031329 (IRS Employer Identification No.)

14 Wall Street, 11th Floor New York, New York (Address of principal executive offices)	10005 (Zip Code)

Registrant’s telephone number, including area code: (212) 566-8300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant's Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

Blackhawk Capital Group BDC, Inc., a Delaware corporation ("Blackhawk") retained John W. Loofbourrow Associates, Inc. ("JWL") to act as placement agent to raise equity capital for Blackhawk pursuant to an agreement dated April 9, 2008 ("JWL Agreement") which was executed on April 14, 2008. JWL will solicit interest from a limited number of potential investors who are "accredited investors" in connection with raising equity capital for Blackhawk in its Regulation E offering. In return for JWL's services, Blackhawk will pay JWL a cash fee equal to ten percent (10%) of the purchase price ($1.00 per share) of any securities placed by JWL. Blackhawk does not have to reimburse JWL for its expenses. The JWL Agreement has a term of sixty (60) days from the date that Blackhawk's Form 1-E is available to be sent to prospective investors and contains customary indemnification and confidentiality provisions. The JWL Agreement also provides that for a period of up to five (5) years from the termination date of the JWL Agreement, if JWL enters into a selling group in any subsequent securities offerings of Blackhawk, then JWL shall receive additional financing fees if Blackhawk sells securities to those investors previously introduced by JWL. The additional fees payable to JWL will be at the same rate as any underwriting or placement fees that are listed in any Blackhawk future offering circular or prospectus.

The JWL Agreement further provides that Blackhawk shall have the right to identify investors with which it has affiliations who would be suitable accredited investors for its Regulation E offering ("Company-Introduced Investors"). In the event that Blackhawk decides that these investors are suitable for the offering and these investors purchase securities in the offering, no fees shall be due to JWL respecting Securities purchased by Company-Introduced Investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKHAWK CAPITAL GROUP BDC, INC.

Date: April 14, 2008	By:	/s/ Craig A. Zabala
Craig A. Zabala
Chief Executive Officer